EXHIBIT 99.2

January 23, 2006	FOR IMMEDIATE RELEASE
CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242 kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Annual Earnings of $1.63 Per Share

Excluding current year effects of accounting restatement for certain of the Company's interest rate swaps, annual earnings were $1.99 per share

Financial Highlights:

  Loans increased 13% from December 31, 2004.

  Total deposits (excluding brokered and national certificates of deposit) increased 20% from December 31, 2004, and increased 5% from September 30, 2005.

  Annual commission revenue from investment, insurance and travel divisions rose 12% compared to the full year 2004; fourth quarter 2005 grew 9% over the fourth quarter 2004.

  Annual deposit service charges increased 5% compared to the full year 2004; fourth quarter 2005 increased 6% compared to fourth quarter 2004.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended December 31, 2005, were $.37 per diluted share ($5,152,000) compared to the $.39 per diluted share ($5,395,000, as restated) the company earned during the same quarter in the prior year. Excluding current year effects of the Company's accounting restatement for certain interest rate swaps (which are discussed below), earnings per diluted share for the quarters ended December 31, 2005 and 2004, were $.52 and $.49, respectively. Please see the press release distributed earlier today which explains the accounting restatement. In future periods, the Company anticipates that these interest rate swaps will qualify for hedge accounting treatment so that both the change in the fair value of the interest rate swap and the change in fair value of the related certificates of deposit may both be recorded in the financial statements. Consequently, only the net difference in the change in fair values of the swaps and the certificates of deposit will be recorded in net income. Assuming the interest rate swaps do qualify for hedge accounting treatment, previously reported earnings, excluding the effects of the restatement, may be more comparable to future results.

Great Southern President and CEO Joseph W. Turner said, "Because of the accounting restatement, this was a challenging quarter, however, as a result of the outstanding customer service of our associates, the Company, on an operating basis, continued to experience solid loan and deposit growth as well as growth in non-interest income."

For the year ended December 31, 2005, preliminary earnings were $1.63 per diluted share ($22,671,000) compared to the $1.89 per diluted share ($26,399,000, as restated) the company earned during the year ended December 31, 2004. Excluding the accounting restatement, earnings per diluted share were $1.99 for the year ended December 31, 2005, compared to earnings per diluted share of $1.92 for the year ended December 31, 2004.

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For the three months ended December 31, 2005, return on average equity (ROAE) was 13.18%; return on average assets (ROAA) was 1.00%; and net interest margin (NIM) was 3.27%. Excluding the effects of the restatement, for the three months ended December 31, 2005, ROAE was 18.34%, ROAA was 1.39% and NIM was 3.34%. For the year ended December 31, 2005, ROAE was 15.11%; ROAA was 1.14%; and NIM was 3.13%. Excluding the effects of the restatement, for the year ended December 31, 2005, ROAE was 18.48%, ROAA was 1.40% and NIM was 3.37%.

Stockholders' equity at December 31, 2005, was $152.8 million (7.3% of total assets), equivalent to a book value of $11.13 per share.

Selected Financial Data:
(Dollars in thousands)

	Three Months Ended December 31, 2005			Three Months Ended December 31, 2004
	As Reported	Effect of Restatement	Excluding Restatement	As Restated	Effect of Restatement	Excluding Restatement
Net interest income	$15,955	$ (376)	$16,331	$13,351	$(2,620)	$15,971
Provision for loan losses	1,175	--	1,175	1,200	--	1,200
Non-interest income	2,870	(2,735)	5,605	6,337	416	5,921
Non-interest expense	11,473	--	11,473	10,661	--	10,661
Provision for income taxes	1,025	1,089	2,114	2,432	771	3,203
Net income	$5,152	$(2,022)	$7,174	$5,395	$(1,433)	$ 6,828

	Twelve Months Ended December 31, 2005			Twelve Months Ended December 31, 2004
	As Reported	Effect of Restatement	Excluding Restatement	As Restated	Effect of Restatement	Excluding Restatement
Net interest income	$58,398	$ (4,602)	$63,000	$49,826	$(10,756)	$60,582
Provision for loan losses	4,025	--	4,025	4,800	--	4,800
Non-interest income	21,559	(3,192)	24,751	33,309	10,017	23,292
Non-interest expense	44,198	--	44,198	39,261	--	39,261
Provision for income taxes	9,063	2,728	11,791	12,675	258	12,933
Net income	$22,671	$(5,066)	$27,737	$26,399	$ (481)	$26,880

NET INTEREST INCOME

Including the impact of the accounting restatement for certain interest rate swaps, net interest income for the fourth quarter of 2005 increased $2.6 million to $15,955,000 compared to $13,351,000 for the fourth quarter of 2004. Net interest margin was 3.27% in the quarter ended December 31, 2005, compared to 3.07% in the same period in 2004, an increase of 20 basis points. Net interest income for the year 2005 increased $8.6 million to $58,398,000 compared to $49,826,000 for the year 2004. Net interest margin was 3.13% for the year 2005, compared to 3.10% in the year 2004, an increase of 3 basis points.

Excluding the impact of the accounting restatement for certain interest rate swaps, net interest income for the fourth quarter of 2005 increased $360,000 to $16,331,000 compared to $15,971,000 for the fourth quarter of 2004. Net interest margin excluding the effects of the restatement was 3.34% in the quarter ended December 31, 2005, compared to 3.68% in the same period in 2004, a decrease of 34 basis points. Excluding the effects of the restatement net interest income for the year 2005 increased $2.4 million to $63,000,000 compared to $60,582,000 for the year 2004. Net interest margin, excluding the effects of the restatement was 3.37% for the year 2005, compared to 3.77% in the year 2004, a decrease of 40 basis points.

Turner commented, "while our stated net interest margin expanded in 2005 over 2004 we believe, economically, our margin contracted over the first half of the year and stabilized in the last two quarters."

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For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

Non-interest income for the fourth quarter of 2005 was $2,870,000 compared with $6,337,000 for the fourth quarter 2004. The $3.5 million decrease in non-interest income is primarily attributable to the effects of the accounting restatement for interest rate swaps on the current period results. Non-interest income decreased $2.8 million in the three months ended December 31, 2005, and decreased $1.6 million in the three months ended December 31, 2004, as a result of the change in the fair value of certain interest rate swaps. In addition, non-interest income for the fourth quarter of 2005 compared with the fourth quarter of 2004 was also impacted by the reclassification of the net interest settlements on these swaps from net interest income to non-interest income. While this had no effect on total net income, non-interest income was increased by $36,000 in the three months ended December 31, 2005, and increased by $2.0 million in the three months ended December 31, 2004.

One additional item that decreased non-interest income in the three months ended December 31, 2005 was the impairment write-down in value of one available-for-sale government preferred stock agency security. This write-down totaled $734,000. This security has an interest rate that resets to a market index every 24 months. The security has had an unrealized loss that was recorded directly to equity in prior periods, so the write-down did not affect total equity. During 2005, as expected, the fair value of the security increased as it approached the interest rate reset date. However, subsequent to that reset in rate, market interest rates have continued to move higher which has caused the fair value of this particular security to begin to decrease again. The Company has the ability to continue to hold this security in its portfolio for the foreseeable future and believes that the fair value of this security may recover further in future periods, particularly as the next interest rate reset date approaches.

Fourth quarter 2005 income from commissions from the Company's travel, insurance and investment divisions increased $174,000, or 9%, compared to the same period in 2004. Service charges on deposit accounts and ATM fees increased $204,000, or 6%, compared to the same period in 2004. The full year percentage increases in these two categories was very similar to those percentage increases experienced in the three months ended December 31, 2005 and 2004.

Excluding the effects of the accounting restatement and the investment security impairment charge, non-interest income increased $418,000, or 7%, for the fourth quarter 2005 compared to the fourth quarter of 2004.

Non-interest income for the year ended December 31, 2005 decreased by $11.8 million from the year ended December 31, 2004. The effects of the accounting restatement actually increased non-interest income by $10.0 million in 2004 but reduced non-interest income by $3.2 million in 2005. Excluding the effects of the accounting restatement and the security impairment charge referred to above, non-interest income increased $2.2 million in 2005.

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter 2005 was $11,473,000 compared with $10,661,000 for the fourth quarter of 2004. The Company's efficiency ratio for the quarter ended December 31, 2005, was 61.31% compared to 53.72% in the same quarter in 2004. The Company's efficiency ratio for the year 2005 was 54.94% compared to 46.64% for the year 2004. These ratios are considerably higher than efficiency ratios the Company has reported in previous periods. As a result of the accounting restatement for certain of the Company's interest rate swaps, non-interest expense did not change; however, net interest income and non-interest income

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(the denominator in this ratio) were reduced for changes in interest rate swap fair values and amortization of broker fees to originate deposits. Excluding the effect of this accounting restatement, the efficiency ratio would have been 52.61% for the three months ended December 31, 2005, 48.31% for the three months ended December 31, 2004, 50.06% for the year ended December 31, 2005, and 46.23% for the year ended December 31, 2004.

During the quarter ended September 30, 2005, Great Southern completed its acquisition of three bank branches and a travel company. Fourth quarter 2005 expenses increased $300,000 related to the ongoing operations of these branches and the travel office. In addition, the Company's increase in non-interest expense in the fourth quarter of 2005 compared to the same period in 2004 related to the continued growth of the Company. From December 31, 2004, to December 31, 2005, Great Southern opened two new banking centers, replaced an existing banking center, expanded the loan production offices in Overland Park, Kan., and Rogers, Ark., opened a new loan production office in St. Louis, and added lending and lending support personnel in the Springfield market. Consistent with many other employers, the cost of health insurance premiums and other benefits for the Company continues to rise and added $230,000 in expenses in the fourth quarter of 2005 compared to the same quarter in 2004.

INCOME TAXES

For the three months and full year ended December 31, 2005, the Company's provision for income taxes was lower than historical levels. For future periods, the Company expects the effective tax rate to be in the range of 30-33% of pretax net income.

ASSET QUALITY

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at December 31, 2005, were $16.8 million, up $10.3 million from December 31, 2004, and up $1.1 million from September 30, 2005. Non-performings as a percentage of total assets were .81% at December 31, 2005. Compared to December 31, 2004, non-performing loans increased $11.7 million to $16.2 million while foreclosed assets decreased $1.4 million to $595,000. Commercial real estate and business loans comprised $14.7 million, or 90%, of the total $16.2 million of non-performing loans at December 31, 2005. The increase in non-performing loans during the quarter ended December 31, 2005, was primarily due to the addition of one $1.3 million loan relationship and one $649,000 loan relationship to the non-performing category. The increases in non-performing loans in the first nine months of fiscal 2005 were discussed in the March 31, 2005, June 30, 2005, and September 30, 2005, Quarterly Reports on Form 10-Q. During the three months ended December 31, 2005, the Company sold almost all of its foreclosed real estate assets in separate transactions to unrelated buyers. At December 31, 2005, there were no foreclosed assets in excess of $50,000 individually.

The $1.3 million loan relationship was placed in the Non-performing Loans category during the quarter ended December 31, 2005. This relationship is secured by commercial real estate and equipment of two restaurants - one in Springfield and one in central Missouri. The $649,000 loan relationship was placed in the Non-performing Loans category during the quarter ended December 31, 2005. This relationship is primarily secured by a motel near Branson, Mo., and additional commercial real estate collateral.

Six significant loan relationships were previously included in Non-performing Loans and remained there at December 31, 2005. These relationships were described more fully in previous Quarterly Reports on Form 10-Q and the December 31, 2004, Annual Report on Form 10-K. At December 31, 2005, these eight significant relationships accounted for $11.5 million of the non-performing total.

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The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq National Market System under the symbol "GSBC". The last sale of GSBC stock in the quarter ended December 31, 2005, was $27.61.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 35 banking centers and 170 ATMs throughout southwest and central Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis, Mo.

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, the possibility that, upon further review by the Company and its independent registered public accounting firm, the impact of the restatement of the Company's financial statements on prior period results will be materially different than the anticipated effect stated herein, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. All financial data which follows for all periods is unaudited and includes the effects of the accounting restatement referred to above. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three months and twelve months ended December 31, 2005 and 2004 are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	December 31, 2005		December 31, 2004
	(Dollars in thousands)
Total assets	$2,081,155		$1,851,214
Loans receivable, gross	1,536,595		1,357,326
Allowance for loan losses	24,549		23,489
Foreclosed assets, net	595		2,035
Available-for-sale securities, at fair value	369,316		355,104
Held-to-maturity securities, at amortized cost	1,510		1,545
Deposits	1,550,253		1,298,723
Total borrowings	355,052		401,625
Stockholders' equity	152,802		140,837
Non-performing assets	16,805		6,514

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Selected Operating Data: (Dollars in thousands)
Interest income	$32,032	$24,226	$114,495	$87,059
Interest expense	16,077	10,875	56,097	37,233
Net interest income	15,955	13,351	58,398	49,826
Provision for loan losses	1,175	1,200	4,025	4,800
Non-interest income	2,870	6,337	21,559	33,309
Non-interest expense	11,473	10,661	44,198	39,261
Provision for income taxes	1,025	2,432	9,063	12,675
Net income	$5,152	$5,395	$22,671	$26,399

Per Common Share:
Net income (fully diluted)	$.37	$.39	$1.63	$1.89

Book value	$11.13	$10.28	$11.13	$10.28
Earnings Performance Ratios:
Annualized return on average assets	1.00%	1.18%	1.14%	1.55%
Annualized return on average stockholders' equity	13.18%	15.48%	15.11%	20.21%
Net interest margin	3.27%	3.07%	3.13%	3.10%
Average interest rate spread	2.82%	2.75%	2.73%	2.81%
Adjusted efficiency ratio (excl. foreclosed assets)	61.31%	53.72%	54.94%	46.64%
Non-interest expense to average total assets	2.24%	2.31%	2.21%	2.27%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.59%	1.79%	1.59%	1.79%
Non-performing assets to period-end assets	.81%	.35%	.81%	.35%
Non-performing loans to period-end loans	1.05%	.34%	1.05%	.34%
Annualized net charge-offs to average loans	.17%	.10%	.20%	.18%

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	December 31, 2005	December 31, 2004	September 30, 2005
	(Unaudited)	(Unaudited and restated)	(Unaudited and restated)
ASSETS
Cash	$ 116,578	$ 91,847	$ 96,306
Interest-bearing deposits in other financial institutions	1,154	1,364	1,054
Cash and cash equivalents	117,732	93,211	97,360
Available-for-sale securities	369,316	355,104	372,087
Held-to-maturity securities	1,510	1,545	1,510
Mortgage loans held for sale	2,124	671	1,918
Loans receivable, net of allowance for loan losses of
$24,549 - December 2005; $23,489 - December 2004	1,512,046	1,333,837	1,488,091
Interest receivable	10,841	8,056	10,176
Prepaid expenses and other assets	13,266	13,987	14,028
Foreclosed assets held for sale, net	595	2,035	1,970
Premises and equipment, net	27,265	23,353	27,187
Goodwill and other intangible assets	1,402	325	1,440
Investment in Federal Home Loan Bank stock	11,857	14,438	11,228
Refundable income taxes	--	504	7
Deferred income taxes	13,201	4,148	8,876
Total Assets	$ 2,081,155	$ 1,851,214	$ 2,035,878
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,550,253	$ 1,298,723	$ 1,520,538
Federal Home Loan Bank advances	203,435	231,486	168,765
Short-term borrowings	133,558	151,591	157,800
Subordinated debentures issued to capital trust	18,059	18,548	18,072
Accrued interest payable	4,615	2,195	3,683
Advances from borrowers for taxes and insurance	233	272	1,100
Accounts payable and accrued expenses	17,494	7,562	14,534
Income taxes payable	706	--	--
Total Liabilities	1,928,353	1,710,377	1,884,492
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; none issued	--	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2005 - 13,722,801 shares; December 2004 -
13,698,508 shares	137	137	137
Additional paid-in capital	17,781	17,816	17,741
Retained earnings	138,921	123,770	135,986
Accumulated other comprehensive income:
Unrealized loss on available-for-sale securities,
net of income taxes	(4,037)	(886)	(2,478)
Total Stockholders' Equity	152,802	140,837	151,386
Total Liabilities and Stockholders' Equity	$ 2,081,155	$ 1,851,214	$ 2,035,878

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

	THREE MONTHS ENDED December 31,		TWELVE MONTHS ENDED December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited and restated)	(Unaudited and restated)
INTEREST INCOME
Loans	$ 28,004	$ 20,470	$ 98,129	$ 74,162
Investment securities and other	4,028	3,756	16,366	12,897
TOTAL INTEREST INCOME	32,032	24,226	114,495	87,059
INTEREST EXPENSE
Deposits	12,369	8,076	42,269	28,952
Federal Home Loan Bank advances	2,061	1,935	7,873	6,091
Short-term borrowings	1,360	688	4,969	1,580
Subordinated debentures issued to capital trust	287	176	986	610
TOTAL INTEREST EXPENSE	16,077	10,875	56,097	37,233
NET INTEREST INCOME	15,955	13,351	58,398	49,826
PROVISION FOR LOAN LOSSES	1,175	1,200	4,025	4,800
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,780	12,151	54,373	45,026
NON-INTEREST INCOME
Commissions	2,115	1,941	8,726	7,793
Service charges and ATM fees	3,409	3,205	13,309	12,726
Net realized gains on sales of loans	226	204	983	992
Net realized gains (losses) on sales of
available-for-sale securities	19	(1)	85	(373)
Write-down of impaired available-for-sale securities	(734)	--	(734)	--
Net gain (loss) on sales of fixed assets	55	(23)	30	403
Change in interest rate swap fair value	(2,771)	(1,613)	(6,600)	1,136
Interest rate swap net settlements	36	2,029	3,408	8,881
Other income	515	595	2,352	1,751
TOTAL NON-INTEREST INCOME	2,870	6,337	21,559	33,309
NON-INTEREST EXPENSE
Salaries and employee benefits	6,483	6,164	25,355	22,007
Net occupancy and equipment expense	2,212	2,049	7,589	7,247
Postage	507	458	1,954	1,784
Insurance	220	210	883	761
Advertising	242	221	1,025	794
Office supplies and printing	228	193	903	811
Telephone	285	229	1,068	903
Legal, audit and other professional fees	384	211	1,410	1,309
Expense (income) on foreclosed assets	(68)	85	268	485
Other operating expenses	980	841	3,743	3,160
TOTAL NON-INTEREST EXPENSE	11,473	10,661	44,198	39,261
INCOME BEFORE INCOME TAXES	6,177	7,827	31,734	39,074
PROVISION FOR INCOME TAXES	1,025	2,432	9,063	12,675
NET INCOME	$ 5,152	$ 5,395	$ 22,671	$ 26,399
BASIC EARNINGS PER COMMON SHARE	$.38	$.39	$1.65	$1.93
DILUTED EARNINGS PER COMMON SHARE	$.37	$.39	$1.63	$1.89
DIVIDENDS DECLARED PER COMMON SHARE	$.14	$.12	$ .52	$ .44

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Average Balances, Interest Rates and Yields

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $582,000 and $384,000 for the three months ended December 31, 2005 and 2004, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended December 31, 2005			Three Months Ended December 31, 2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
					(Restated)
Interest-earning assets:
Loans receivable:
One- to four-family
residential	$175,605	$2,727	6.16%	$170,111	$2,254	5.27%
Other residential	111,350	2,260	8.05	121,895	2,052	6.70
Commercial real estate	484,874	8,857	7.25	480,605	7,030	5.82
Construction	460,080	8,747	7.54	296,460	4,489	6.02
Commercial business	108,268	1,925	7.05	104,122	1,577	6.03
Other loans	138,715	2,571	7.35	130,107	2,333	7.13
Industrial revenue bonds	58,643	917	6.21	48,309	735	6.05
Total loans receivable	1,537,535	28,004	7.23	1,351,609	20,470	6.03
Investment securities and other
interest-earning assets	400,544	4,028	3.99	376,028	3,756	3.97
Total interest-earning assets	1,938,079	32,032	6.56	1,727,637	24,226	5.57
Non-interest-earning assets:
Cash and cash equivalents	95,213			84,233
Other non-earning assets	30,081			20,597
Total assets	$2,063,373			$1,832,467
Interest-bearing liabilities:
Interest-bearing demand and
savings	$ 389,798	2,454	2.50	$ 364,480	1,279	1.40
Time deposits	962,251	9,915	4.09	750,028	6,797	3.61
Total deposits	1,352,049	12,369	3.63	1,114,508	8,076	2.88
Short-term borrowings	140,535	1,360	3.84	131,235	688	2.08
Subordinated debentures issued
to capital trust	18,034	287	6.31	18,760	176	3.73
FHLB advances	194,955	2,061	4.19	267,342	1,935	2.88
Total interest-bearing
liabilities	1,705,573	16,077	3.74	1,531,845	10,875	2.82
Non-interest-bearing liabilities:
Demand deposits	178,676			152,021
Other liabilities	22,714			9,237
Total liabilities	1,906,963			1,693,103
Stockholders' equity	156,410			139,364
Total liabilities and
stockholders' equity	$2,063,373			$1,832,467
Net interest income:
Interest rate spread		$15,955	2.82%		$13,351	2.75%
Net interest margin*			3.27%			3.07%
Average interest-earning assets
to average interest-bearing
liabilities	113.6%			112.8%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

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Average Balances, Interest Rates and Yields

          The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $2.0 million and $1.4 million for the twelve months ended December 31, 2005 and 2004, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Twelve Months Ended December 31, 2005			Twelve Months Ended December 31, 2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
					(Restated)
Interest-earning assets:
Loans receivable:
One- to four-family
residential	$177,572	$10,133	5.71%	$162,019	$8,320	5.14%
Other residential	118,384	8,655	7.31	114,946	7,528	6.55
Commercial real estate	475,325	32,205	6.78	465,713	25,988	5.58
Construction	391,613	27,125	6.93	248,759	14,957	6.01
Commercial business	105,426	7,140	6.77	97,689	5,580	5.71
Other loans	136,772	9,565	6.99	126,012	8,739	6.94
Industrial revenue bonds	53,346	3,306	6.20	48,143	3,050	6.33
Total loans receivable	1,458,438	98,129	6.73	1,263,281	74,162	5.87
Investment securities and other
interest-earning assets	409,691	16,366	3.99	342,737	12,897	3.76
Total interest-earning assets	1,868,129	114,495	6.12	1,606,018	87,059	5.42
Non-interest-earning assets:
Cash and cash equivalents	92,402			76,658
Other non-earning assets	26,635			22,027
Total assets	$1,987,166			$1,704,703
Interest-bearing liabilities:
Interest-bearing demand and savings	$381,840	8,093	2.12	$381,916	4,729	1.24
Time deposits	890,925	34,176	3.84	703,542	24,223	3.44
Total deposits	1,272,765	42,269	3.32	1,085,458	28,952	2.67
Short-term borrowings	157,747	4,969	3.15	103,271	1,580	1.53
Subordinated debentures issued
to capital trust	18,306	986	5.39	18,859	610	3.24
FHLB advances	203,719	7,873	3.86	219,760	6,091	2.77
Total interest-bearing
liabilities	1,652,537	56,097	3.39	1,427,348	37,233	2.61
Non-interest-bearing liabilities:
Demand deposits	170,199			138,437
Other liabilities	14,401			8,318
Total liabilities	1,837,137			1,574,103
Stockholders' equity	150,029			130,600
Total liabilities and
stockholders' equity	$1,987,166			$1,704,703
Net interest income:
Interest rate spread		$58,398	2.73%		$49,826	2.81%
Net interest margin*			3.13%			3.10%
Average interest-earning assets
to average interest-bearing
liabilities	113.1%			112.5%

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*Defined as the Company's net interest income divided by total interest-earning assets.

End